Exhibit 5.2

April 8, 2022	Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

Adaptimmune Therapeutics plc

60 Jubilee Avenue

Milton Park

Abingdon

Oxfordshire OX14 4RX

Re:	Adaptimmune Therapeutics plc
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Adaptimmune Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company of up to $400,000,000 of (i) ordinary shares at a nominal value of £0.001 per share (the “Ordinary Shares”), to be offered and sold in the form of American Depositary Shares (the “ADSs”) with each ADS representing six Ordinary Shares, (ii) warrants to purchase Ordinary Shares in the form of ADSs (“Warrants”), and (iii) units comprised of one or more of the foregoing securities as described in the Base Prospectus (or any prospectus supplement) in any combination (“Units”) or any combination thereof in one or more series of issuances and on terms that the Company will determine at the time of such offering.

As special counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(i)	when the Registration Statement has become effective under the Act and the applicable warrant agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with the terms of the applicable warrant agreement and authorized by all necessary corporate action of the Company, and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable warrant agreement and in the manner contemplated by the applicable prospectus or prospectus supplement and by such corporate action (assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action of the Company), such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Adaptimmune Therapeutics plc

April 8, 2022

(ii)	when the Registration Statement has become effective under the Act and the Units have been issued and delivered in accordance with the Registration Statement and any applicable prospectus or prospectus supplement relating thereto and a valid resolution of the directors of the Company and the offering price of the Units (if any) has been paid in full, such Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, the effect of general principles of equity, whether considered in a proceeding in equity or at law. With your consent, we have assumed (a) that each of the Warrants and the Units and the applicable warrant agreements and unit agreements, governing such securities (collectively, the “Documents”) will be governed by the laws of the State of New York, (b) that each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto other than the Company, and (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms.

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the State of New York, and we express no opinion herein concerning the laws of any other jurisdiction. With respect to all matters of the laws of England and Wales, we understand that you are relying upon the opinion, dated the date hereof, of Mayer Brown International LLP, counsel to the Company in England, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Mayer Brown International LLP.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus, prospectus supplement or other offering material regarding the Company, the Warrants, the Units or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP

DSB